Exhibit 99.2

RECKSON RAISES DIVIDEND, NAMES CO-CEO

May 26, 1999 08:52 AM
MELVILLE, N.Y., May 26 (Reuters) - Reckson Associates Realty Corp. said on Wednesday its board named President and Chief Operating Officer Scott Rechler co-chief executive officer and president, and the company raised its dividend.

Rechler now shares the chief executive title with Chairman and co-Chief Executive Officer Donald Rechler.

Mitchell Rechler and Gregg Rechler, both executive vice presidents at Reckson, have been named co-chief operating officers.

Reckson increased its dividend 10 percent to an annualized dividend rate of $1.485 a share, an increase from $1.35 a share.

The company's quarterly dividend of $0.37125 is payable July 16 to shareholders of record as of July 8. The prior dividend was $0.3375 a share.